SETTLEMENT AGREEMENT
This Settlement Agreement is entered into this 31st day of May, 2001 by and between Southwest Securities, Inc. ("Southwest") and Equity One, Inc. ("Equity").

Whereas, Southwest Securities, Inc. ("Southwest") filed the lawsuit styled Southwest Securities, Inc., a shareholder of United Investors Realty Trust, suing in the right and name of United Investors Realty Trust vs. United Investors Realty Trust, FCA Corp., Robert W. Scharar, Randall D. Keith, R. Steven Hamner, Joseph W. Karp, UIRT/University Park-1, L.P., William C. Brooks, Frederick E. Fischer, Josef C. Hermans, EFO Genpar, Inc., EFO Holdings, L.P., and UIRT Investors, L.P.; In the B-44th Judicial District Court of Dallas County, Texas, Cause No. 00-6206 (the "Lawsuit"); and

Whereas, Southwest also filed the lawsuit styled Southwest Securities, Inc. v. United Investors Realty Trust; In the 61st Judicial District Court; Harris County, Texas, Cause No. 2001-15170 (the "Houston Lawsuit") (the Lawsuit and the Houston Lawsuit are collectively referred to herein as the "Litigation");

Whereas, Equity and United Investors Realty Trust ("UIRT") are currently negotiating a proposed transaction whereby Equity would acquire UIRT for cash or Equity common stock or a combination of both (the "Sale"); and

Whereas, the parties hereto desire to settle the Litigation simultaneously with the consummation of the Sale;
Now, therefore, the parties hereby agree as follows:

1. Simultaneously with the closing of the Sale (the "Closing"), Equity will pay, or cause UIRT to pay, Southwest $750,000 in cash or shares of common stock of Equity (at the price used for the purpose of the Sale), in such proportion as Southwest shall elect at least two business days prior to the consummation of the Sale.

2. If full payment under paragraph 1 is not made when due, Southwest will be entitled to recover from Equity all of Southwest's expenses incurred in connection with the Litigation in the agreed upon amount of $1,100,000, plus attorneys fees and costs of collection, all of which may be in cash and/or Equity common stock (at the closing price on the second business day immediately preceding the date of payment) in such proportion as Southwest shall elect prior to such payment.

3. Upon receipt of the foregoing consideration, Southwest will immediately dismiss the Litigation, with prejudice, with each party to bear its own costs and attorneys fees.

4. Simultaneously with the receipt of such consideration, Equity will cause UIRT to execute and deliver to Southwest a full mutual and general release of all claims or causes of action existing as of May 31, 2001, against Southwest, known or unknown, asserted or that could have been asserted, against Southwest, and its predecessors, successors, assigns, heirs, parents, subsidiaries, affiliates, representatives, shareholders, officers, directors, partners, employees, agents, attorneys and accountants.

5. Simultaneously with the receipt of such consideration, Southwest will execute and deliver to Equity a full mutual and general release of all claims or causes of action existing as of May 31, 2001, known or unknown, asserted or that could have been asserted, against UIRT, and its predecessors, successors, assigns, heirs, parents, subsidiaries, affiliates, representatives, shareholders, officers, directors, partners, employees, agents, attorneys and accountants.

6. Simultaneously with the receipt of such consideration, Southwest will also execute and deliver to Equity full mutual and general releases of all claims or causes of action existing as of May 31, 2001, known or unknown, asserted or that could have been asserted, against FCA Corp. ("FCA") and Robert W. Scharar ("Scharar"), and each of their predecessors, successors, assigns, heirs, parents, subsidiaries, affiliates, representatives, shareholders, officers, directors, partners, employees, agents, attorneys and accountants (the "FCA and Scharar Releases"). Equity will hold the FCA and Scharar Releases until it receives from FCA and Scharar a full mutual and general release by FCA and Scharar of all claims or causes of action existing as of May 31, 2001, known or unknown, asserted or that could have been asserted, against Southwest and its predecessors, successors, assigns, heirs, parents, subsidiaries, affiliates, representatives, shareholders, officers, directors, partners, employees, agents, attorneys and accountants, at which time Equity will immediately deliver the FCA and Scharar Releases to FCA and Scharar. In addition, Equity will promptly deliver to Southwest the full mutual and general release of Southwest that Equity received from FCA and Scharar.

7. Simultaneously with the receipt of such consideration, Southwest will also execute and deliver to Equity a full mutual and general release of all claims or causes of action existing as of May 31, 2001, known or unknown, asserted or that could have been asserted, against each of the other defendants in the litigation and his or its predecessors, successors, assigns, heirs, parents, subsidiaries, affiliates, representatives, shareholders, officers, directors, partners, employees, agents, attorneys and accountants (each an "Other Defendant Release"). Equity will hold the Other Defendant Release until it receives from any such defendant a full mutual and general release by such defendant of all claims or causes of action existing as of May 31, 2001, known or unknown, asserted or that could have been asserted, against Southwest and its predecessors, successors, assigns, heirs, parents, subsidiaries, affiliates, representatives, shareholders, officers, directors, partners, employees, agents, attorneys and accountants, at which time Equity will immediately deliver the Other Defendant Release to such other defendant. In addition, Equity will promptly deliver to Southwest the full mutual and general release of such other defendant that Equity received from such other defendant.

8. The purchase price in the Sale shall be at least $7.30 per share of common stock of UIRT, and the UIRT shareholders will have the right, subject to certain limitations, to elect payment in cash or Equity common stock or a combination of both.

9. Southwest and Equity agree that this Agreement shall terminate upon the earlier of (a) the termination of any Sale agreement or (b) December 1, 2001.

SOUTHWEST SECURITIES, INC. By: /s/ David Glatstein David Glatstein, President

EQUITY ONE, INC. By: /s/ Chaim Katzman Chaim Katzman, Chairman of the Board and Chief Executive Officer